Exhibit 10.1

INTEGRATED SILICON SOLUTION, INC.

2007 INCENTIVE COMPENSATION PLAN

STOCK APPRECIATION RIGHT AGREEMENT FOR OFFICERS

Unless otherwise defined herein, the terms defined in the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan (the “Plan”) will have the same meanings in this Stock Appreciation Right Agreement (the “Agreement”).

NOTICE OF GRANT

Name:

Address:

You have been granted a Stock Appreciation Right, payable in cash, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Term/Expiration Date:	Seven (7) years from Date of Grant

Vesting Schedule:

Subject to accelerated vesting as set forth in the Plan, this Stock Appreciation Right may be exercised, in whole or in part, in accordance with the following schedule:

[Insert vesting schedule]

Termination Period:

This Stock Appreciation Right shall be exercisable for thirty (30) days after Optionee terminates Service as an Employee, non-employee member of the board or a consultant (a “Service Provider”), unless such termination is due to Optionee’s death or Permanent Disability, in which case this Stock Appreciation Right shall be exercisable for one (1) year after Optionee ceases to be Service Provider. Notwithstanding the foregoing sentence, in no event may this Stock Appreciation Right be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Article II, Section IV of the Plan. In the event Optionee’s Service is terminated for Cause, or Optionee engages in acts constituting Cause while holding the Stock Appreciation Right, the Stock Appreciation Right will terminate immediately and cease to be outstanding.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Stock Appreciation Right is granted under and governed by the terms and conditions of the Plan and this Agreement, including the terms in Exhibit A, which is made a part of this document.

You acknowledge receipt of a copy of the 2007 Incentive Compensation Plan prospectus. The prospectus is available on the Company’s website at www.issi.com/US/investor-sec-filings.shtml or by request from the Company’s Stock Administration Department.

OPTIONEE:	INTEGRATED SILICON SOLUTION, INC.

Signature	By

Print Name	Title

APPENDIX A

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHT

1. Grant of Stock Appreciation Right. The Company hereby grants to the Optionee a Stock Appreciation Right payable in cash, subject to all of the terms and conditions in this Agreement and the Plan.

2. Vesting Schedule. Subject to Section 3, the Stock Appreciation Right awarded by this Agreement will vest in the Optionee according to the vesting schedule set forth on the attached Notice of Grant, subject to the Optionee continuing to be a Service Provider through each applicable vesting date.

3. Termination of Stock Appreciation Right. Notwithstanding any contrary provision of this Agreement, if the Optionee ceases to be a Service Provider for any or no reason, the then-unvested portion of the Stock Appreciation Right awarded by this Agreement will terminate and the Optionee will have no further rights thereunder. The Optionee (or, if applicable, the Optionee’s personal representative, designated beneficiary, estate or the person(s) to whom the Stock Appreciation Right is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution) shall have the period set forth in Notice of Grant to exercise the Stock Appreciation Right to the extent vested as of the date Optionee ceases to be a Service Provider. This Stock Appreciation Right may be exercised only within the term set out in the Notice of Grant of Stock Appreciation Right or the Plan, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

4. Exercise of Stock Appreciation Right.

(a) Method of Exercise. This Stock Appreciation Right is exercisable by the Optionee during its term in accordance with the Vesting Schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement. This Stock Appreciation Right is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator, which in either case shall state the election to exercise the Stock Appreciation Right, the number of Shares in respect of which the Stock Appreciation Right is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. This Stock Appreciation Right shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion.

(b) Payment upon Exercise. Upon exercise of all or a specified portion of the Stock Appreciation Right, the Optionee shall be entitled to receive from the Company an amount in cash in one lump sum payment determined by multiplying (i) the difference (if any) obtained by subtracting (A) the Exercise Price Per Share as set forth in the Notice of Grant from (B) the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right, by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, reduced by any applicable tax withholding and subject to any limitations the Administrator may impose. Such cash payment shall be made as soon as practicable, but in no event later than thirty (30) days following the date of exercise.

5. Tax Obligations.

(a) Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements as well as social security charges applicable to the vesting of the Stock Appreciation Right, the exercise of the Stock Appreciation Right or the payment of any amounts with respect to the Stock Appreciation Right. In this regard, Optionee authorizes the Company (and/or the Parent or Subsidiary employing or retaining Participant) to withhold all applicable taxes legally payable by Optionee from Participant’s cash payment required under this Agreement, wages or other cash compensation paid to Optionee by the Company (and/or the Parent or Subsidiary employing or retaining Participant) in an amount sufficient to cover such tax obligations. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to make the payment required under this Agreement if such withholding amounts are not delivered at the time of exercise.

(b) Code Section 409A. Under Code Section 409A, a stock appreciation right granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Stock Appreciation Right”) may be considered “deferred compensation.” A Discount Stock Appreciation Right may result in (i) income recognition by Optionee prior to the exercise of the award, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Stock Appreciation Right may also result in additional state income, penalty and interest tax to the Participant. Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Stock Appreciation Right equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Optionee agrees that if the IRS determines that the Stock Appreciation Right was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Optionee will be solely responsible for Participant’s costs related to such a determination.

6. No Effect on Service. Optionee acknowledges and agrees that the vesting of the Stock Appreciation Right pursuant to Section 2 hereof is earned only by Optionee continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Optionee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant’s continuation as a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company to terminate Participant’s status as a Service Provider at any time, with or without cause.

7. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Human Resources Director at Integrated Silicon Solution, Inc., 1623 Buckeye Dr., Milpitas, California 95035, or at such other address as the Company may hereafter designate in writing.

8. Grant is Not Transferable. Except to the limited extent permitted in the event of the Participant’s death, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

9. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

11. Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not and to what extent the Stock Appreciation Right has vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Stock Appreciation Rights awarded under the Plan or future Stock Appreciation Rights that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Optionee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

17. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.